EXHIBIT 10.53

LICENSE AGREEMENT ("Agreement") with an
Effective Date of January 1, 1997 between
INTERNATIONAL BUSINESS MACHINES
CORPORATION, a New York corporation ("IBM"), and
READ-RITE CORPORATION, a Delaware corporation
("READ-RITE").

        Each of the parties (as "Grantee") desires to acquire a nonexclusive license under patents of the other party (as
"Grantor"). In consideration of the premises and mutual covenants herein contained, IBM and READ-RITE agree as follows:

Section 1. Definitions

1.1 "Information Handling System" shall mean any instrumentally or aggregate of instrumentalities primarily designed to compute, classify, process, transmit, receive, retrieve, originate, switch, store, display, manifest, measure, detect, record, reproduce, handle or utilize any form of information, intelligence or data for business, scientific, control or other purposes.

1.2     "IHS Product" shall mean an Information Handling
System or any instrumentality or aggregate of instrumentalities (including, without limitation, any component, subassembly, computer program or supply) designed for incorporation in an Information Handling
System; provided, however, that a Manufacturing Apparatus
(as defined hereinafter) shall not be considered to be an IHS
Product.

1.3     "IBM Licensed Patents" and "READ-RITE Licensed
Patents" shall mean all patents, including utility models and typeface design patents and registrations (but not including any other design patents or registrations) of Grantor:

        (a) issued or issuing on patent applications entitled to an effective filing date prior to January 1, 2001 ("Futures
Date");

        (b) which, but for this Agreement, would be infringed by Grantee's making, using, importing, offering for sale, or leasing, selling or otherwise transferring a Grantee's
Licensed Product in the country in which such patent exists;
and

        (c) under which patents or the applications therefor Grantor or any of its Subsidiaries now has, or hereafter obtains, the right to grant licenses to Grantee of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Grantor or its Subsidiaries to third parties (except for payments between Grantor and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by Grantor or any of its Subsidiaries).

        Licensed Patents shall include said patent applications, continuations in part of said patent applications, and any patents reissuing on any of the aforesaid patents.

1.4     "Licensed Patents" shall mean either IBM Licensed
Patents or READ-RITE Licensed patents as the context indicates.

1.5     "Licensed Products" shall mean either IBM Licensed
Products or READ-RITE Licensed Products as the context indicates.

1.6 "Magnetic Medium" shall mean a rigid planar or flexible element having a magnetic material coated or plated on or otherwise deposited on, or incorporated in, one or both surfaces of said element and primarily designed for magnetically storing digital information recorded thereon.

1.7 "Magnetic Transducer Apparatus" shall mean an IHS Product comprising any instrumentality or aggregate of instrumentalities (including, without limitation, head assemblies, head assembly suspension apparatus, base plates, slider mechanisms, head arms and any signal processing circuitry carried thereby or disposed thereon, motion actuators and supporting carriages) primarily designed for reading, writing or erasing information on, in or from a Magnetic
Medium by transducing certain of the magnetic characteristics of such medium to electrical signals, or vice versa, which characteristics and signals are indicative of such information. Magnetic Transducer Apparatus shall include apparatus designed for magneto optical recording, but shall not include apparatus designed for optical recording.

1.8     "IBM Licensed Products" shall mean IHS Products.

1.9     "READ-RITE Licensed Products" shall mean
Magnetic Transducer Apparatus.

1.10 "Manufacturing Apparatus" shall mean any instrumentality or aggregate of instrumentalities primarily designed for use in the fabrication (including testing) of an IHS Product licensed herein.

1.11 "Subsidiary" of a party hereto or of a third party shall mean a corporation, company or other entity:

        (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

        (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; and

        (c) notwithstanding (a) and (b) above, READ-RITE
SMI Corporation, a Japanese corporation ("READ-RITE
SMI"), shall be deemed a Subsidiary of READ-RITE, but only so long as READ-RITE owns or controls, directly or indirectly, not less than twenty percent (20%) of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) of such corporation.

Section 2.  Grants of rights

2.1 Each party, as Grantor, on behalf of itself and its Subsidiaries grants to the other, as Grantee, a worldwide, nonexclusive license under Grantor's Licensed Patents:

        (a) to make, use (including the right to use any apparatus and practice any method in making), import, offer for sale, and lease, sell and/or otherwise transfer Grantee's
Licensed Products;

        (b) to have Grantee's Licensed Products made by another manufacturer for the use and/or lease, sale or other transfer by Grantee only when the conditions set forth in
Section 2.2 are met; and

        (c) to make, have made, use and have used
Manufacturing Apparatus and to practice and have practiced any method involved in the manufacture or use thereof;
provided, however, that the rights granted in this Section 2.1
(c) shall not serve to enlarge the scope of the rights granted in
Section 2.1(b).

The license granted by each party hereunder is worldwide.
[Section deleted - confidential treatment requested]

2.2     The license to have products made granted in Section
2.1(b) to Grantee:

        (a) shall only apply when the specifications for such Grantee's Licensed Products were created by Grantee (either solely or jointly with one or more third parties);

        (b) shall only be under claims of Grantor's Licensed
Patents, the infringement of which would be necessitated by compliance with such specifications; and

        (c) shall not apply to any products in the form manufactured or marketed by said other manufacturer prior to Grantee furnishing of said specifications.

        Unless Grantee informs Grantor to the contrary, Grantee shall be deemed to have authorized said other manufacturer to make Grantee's Licensed Products under the license granted to Grantee in this section when the conditions specified in this Section 2.2 are fulfilled. In response to a written request identifying a product and a manufacturer, Grantee shall in a timely manner inform Grantor of the quantity of such product, if any, manufactured by such manufacturer pursuant to the license granted in Section 2.1(b).

2.3 No license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either party for the combination of such acquired items with other items (including items acquired from either party hereto) or for the use of such combination even if such items have no substantial use other than as part of such a combination.

2.4 IBM on behalf of itself and its Subsidiaries covenants not to sue READ-RITE for its purchase, use, import, offer for sale, sale and lease of READ-RITE Licensed Products made by another manufacturer that are covered by the claims of IBM Licensed Patents; provided, however, that the covenant in this Section 2.4 shall not apply to or serve to enlarge the scope of READ-RITE's license to have products made granted in Sections 2.1(b) and 2.1(c). Further, the covenant in this Section 2.4 shall not impair or limit any of IBM's rights to institute any action or suit against any manufacturer from whom READ-RITE purchases READ-RITE Licensed
Products.

2.5 READ-RITE on behalf of itself and its Subsidiaries covenants not to sue IBM for its purchase, use, import, offer for sale, sale and lease of IBM Licensed Products made by another manufacturer that are covered by the claims of IBM Licensed Patents; provided, however, that the covenant in this
Section 2.5 shall not apply to or serve to enlarge the scope of IBM's license to have products made granted in Sections
2.1(b) and 2.1(c). Further, the covenant in this Section 2.5 shall not impair or limit any of READ-RITE's rights to institute any action or suit against any manufacturer from whom IBM purchases IBM Licensed Products.

2.6 Subject to Section 2.7, the licenses granted herein shall include the right of each party to grant sublicenses to its Subsidiaries, which sublicenses may include the right of the sublicensed Subsidiaries to sublicense other Subsidiaries of said party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.

2.7 Subject to Section 2.10, a sublicense granted to a Subsidiary shall terminated on the earlier of:

        (a)  the date such Subsidiary ceases to be a
Subsidiary; and

        (b) the date of termination or expiration of the license of the party that granted the sublicense.

        If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such license shall continue for the term defined herein.

2.8 In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed patent shall be of the broadest scope which said party or any of its Subsidiaries has the right to grant within the scope set forth above.

2.9 If, after the Effective Date, a party or any of its Subsidiaries ("Acquiring Party") acquires assets, either by acquiring an entity which owns the assets or by acquiring the assets from such an entity, and said entity is, as of the date of acquisition, licensed by the other party ("Licensor") under one or more Licensed Patents through an existing agreement pursuant to which royalties or other payments are made by said entity to said Licensor, then the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured through the use of said assets; provided, however, such royalties or other payments shall continue to be made by Acquiring Party to the Licensor with respect to products manufactured through the use of said assets notwithstanding that the Acquiring Party may have been licensed for the same Licensed Products before the acquisition.

2.10 In the event one party hereto transfers a product line either as part of or separate from a disposition of a Subsidiary to any third party, and said third party, with the written approval of said one party, requests in writing, within sixty
(60) days following the effective date of the transfer ("Transfer Date"), a license agreement with the other party hereto upon terms and conditions as hereinafter provided, the other party hereto agrees that it will enter into such license agreement forthwith; provided, however, such transfer shall include all of the following:

        (a) patents or other intellectual property relating to the line of marketable products; and

        (b) tangible assets equivalent in value to the lesser of fifty million U.S. dollars ($50,000,000) or twenty percent
(20%) of the total assets of the party of which it was formerly a Subsidiary.
Any such agreement with such third party shall grant a royalty-free license under the same terms and conditions as the license granted to said one party herein under the other party's Licensed Patents for the field (as defined between the transferring party and such third party) of such product line, except in the following respects:

        (c) such field shall be within the field then licensed to the transferring party;

        (d) such field shall not be defined more broadly than appropriate to cover the particular product line being transferred and shall be in form and substance acceptable to such other party;

        (e) the license granted shall be limited in the twelve
(12) months immediately following such Transfer Date to a volume of licensed products having an aggregate selling price equal to no more than the aggregate selling prices of such products by said one party in the twelve (12) months preceding such Transfer Date plus twenty-five percent (25%);
the license granted to such third party shall be limited, in each of the second through fifth twelve-month periods following such Transfer Date, to a volume of licensed products having an aggregate selling price equal to no more than the limit for the immediately preceding twelve-month period plus twenty-five percent (25%);

        (f) the transferring party shall relinquish its rights under this Agreement for such field for four (4) years following such Transfer Date wherein the relinquishing of its rights by such transferring party pursuant to this Section 2.10(g) shall be automatically effected as an amendment hereto as of such Transfer Date, which amendment shall automatically terminate four (4) years after the Transfer Date, but licenses to such transferring party to use, lease, sell or otherwise transfer apparatus that was manufactured by or for it prior to the time of such relinquishing shall continue with respect to such apparatus;

        (g) such third party shall grant to such other party a royalty-free license (under the same terms as the license granted to such other party herein) under all Third Party
Patents for all products licensed herein to such other party on the Effective Date of this Agreement; provided, however, if such third party chooses not to grant such a license, then the Futures Date for the license between the other party and such third party shall be the Transfer Date. "Third Party Patents" shall mean all patents throughout the world under which, at any time commencing with the date of the product line transfer, the third party or any of its Subsidiaries has the right to grant such licenses; and

        (h) this Section 2.10, Section 3, and Section 4 shall be omitted;

        (i) the name of such third party shall be substituted for the name of the transferring party;

        (j) in the event that such third party is or becomes organized under the laws of a country different from that of the transferring party, such license agreement shall contain such additional terms and conditions (other than royalty provisions) as may exist in patent license agreements between the other party and other corporations organized under the laws of the same country.

Section 3.  Releases and Indemnification

3.1 Each party (as "Releasor") on behalf of itself and its Subsidiaries which are Subsidiaries as of the Effective Date, irrevocably releases the other party, its Subsidiaries which are Subsidiaries on the Effective Date and its and their respective customers from any and all claims of infringement of Releasor's Licensed Patents which claims are based on acts prior to the Effective Date, which, had they been performed after the Effective Date would have been licensed under this Agreement.

        The release contained herein shall not apply to any person other than the persons named in this Section 3 and shall not apply to the manufacture of any items by any person other than the other party or its Subsidiaries. The release granted by READ-RITE to IBM is effective as of the Effective Date. [Section deleted - confidential treatment requested]

3.2 READ-RITE shall indemnify and hold IBM and IBM's Subsidiaries harmless from and against any and all claims, actions, suits, proceedings and litigations brought by READ-RITE SMI relating to infringement of any READ-
RITE SMI patents by IBM, and any losses, deficiencies, damages, liabilities, costs and expenses including without limitation, reasonable attorneys' fees and all related costs and expenses, to be paid or otherwise incurred in connection with the defense of any such claim, action, suite, proceeding or litigation.

Section 4. [Section deleted - confidential treatment requested]

Section 5. Term of Agreement; Acquisition of a Party

5.1 The term of the licenses granted under this Agreement shall be from the Effective Date until the expiration of the last to expire of the License Patents, unless earlier terminated under the provisions of this Agreement.

5.2 If one party (the "Acquired Party") is acquired by a third party (the "Acquiror"), becoming a Subsidiary of the
Acquiror:

        (a)     the Acquired Party shall promptly give
notice of such acquisition to the other party (the "non-
Acquired Party");

        (b) the license granted to the Acquired Party herein, and all sublicenses (if any) granted to the Acquired Party's Subsidiaries, shall continue in accordance with the terms of this Agreement, [section deleted - confidential treatment requested] provided, however:

                (i) such license shall be limited in the twelve
(12) months immediately following such acquisition to a volume of the Acquired Party's Licensed Products having an aggregate selling price equal to no more than the aggregate selling prices of such Products by said Acquired Party in the twelve (12) months preceding such transfer plus twenty-five percent (25%), and in each of the next twelve-month periods for the remaining term of this Agreement, such license shall be limited to a volume of the Acquired Party's Licensed Products having an aggregate selling price equal to no more than the limit for the immediately preceding twelve-month period plus twenty-five percent (25%); and

                (ii) such license shall continue only if the Acquiror grants to the non-Acquired party a royalty-free license (under the same terms as the license granted to the non-Acquired party herein) under all Acquiror Patents for the Licensed Products licensed herein to the Acquired Party; provided, however, if the Acquiror chooses not to grant such a license, then this license shall continue but the Futures Date in
Section 1.3 (a) for both parties shall be automatically changed to the date of such acquisition. "Acquiror Patents" shall mean all patents throughout the world under which, at any time commencing with the date of the acquisition, the Acquiror or any of its Subsidiaries has the right to grant such licenses; and

        (c) except for the Futures Date which may be changed to the date of acquisition pursuant to Section
5.2(b)(ii), the rights granted to the non-Acquired Party from the Acquired Party under this Agreement shall not be affected.

5.3 If one party (the "Acquired Party") is acquired by a third party such that it is no longer a separate legal entity, then the Acquired Party shall require as a condition precedent to the acquisition that the entity that survives after, or results from, [section deleted - confidential treatment requested]

Section 6.  Other License Rights

6.1 It is recognized that the parties hereto or their respective Subsidiaries may now have, or hereafter obtain, the right to grant licenses under one or more patents of any country, including utility models and including type font design patents and registrations (but not including any other design patents or registrations), issuing on patent applications entitled to an effective filing date prior to the Futures Date and under the patent applications therefore, but that such grant or the exercise of rights thereunder shall result in payment of royalties or other consideration by Grantor or its Subsidiaries to third parties. Each party (as Grantor) agrees that, upon written request, it shall grant to the other party the extent and subject to the terms and conditions under which it then has the right to do so, a license of the broadest scope which Grantor has the right to grant at any time but of no greater scope than the scope of the licenses granted herein with respect to any such patent or patent application. Such license shall be granted under a separate agreement, upon payment of the same royalty or other consideration as that which Grantor or any of its Subsidiaries is obligated to pay to a third party because of the grant of such license or the exercise of rights thereunder.

6.2 Upon written request by a party, the other party shall inform the requesting party of those patents or patent applications coming within the scope of Section 6.1 at the time of such request.

Section 7. [Section deleted - confidential treatment requested]

7.1     [Section deleted - confidential treatment requested]

7.2 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses and shall be effective upon mailing or transmission:

For IBM:                        For READ-RITE:
Director of Licensing           Read-Rite Corporation
IBM Corporation                 Attn: General Counsel
500 Columbus Avenue             345 Los Coches Street
Thornwood, New York  10594      Milpitas, California 95035
Facsimile: (914) 742-6737       Facsimile: (408)956-3203

Section 8. Miscellaneous

8.1 Neither party shall assign or grant any right under any of its Licensed Patents unless such assignment or grant is made subject to the terms of this Agreement.

8.2 Neither party shall assign any of its rights or delegate any of its obligations under this Agreement. Any attempt to do so shall be void. However, a party which undergoes reorganization may assign such rights and delegate such obligation to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization.

8.3 Neither party shall use or refer to this Agreement or any of its provisions in any promotional activity.

8.4 Each party represents and warrants that it has the full right and power to grant the licensee and release set forth in Sections 2 and 3. Each party (as a Grantor) further represents and warrants that prior to the execution of this Agreement, it has informed the other party of any patent originating from inventions made by employees of Grantor or its Subsidiaries, which patent is now owned by Grantor or its Subsidiaries and which patent, owing to prior arrangements with third parties, does not qualify as a Licensed Patent of Grantor under which licenses are granted in Section 2. Neither party makes any other representation or warranties, express or implied, nor shall either party have any liability in respect of any infringement of patents or other rights of third parties due to the other party's operation under the license herein granted.

8.5 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise under any non-patent intellectual property right, or any patents other than the Licensed Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Licensed Patents).

8.6 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Licensed Patents. Neither party, nor any of its Subsidiaries, is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

8.7 Each party shall, upon a request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses and other rights
granted hereunder.   If such licenses or other rights under said
patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided.

8.8 If a third party has the right to grant licenses under a patent to a party hereto (as a "Licensee") with the consent of the other party hereto, said other party shall provide said third party with any consent required to enable said third party to license said Licensee on whatever terms such third party may deem appropriate. Each party hereby waives any right it may have to receive royalties or other consideration for said third party as a result of said third party's so licensing said Licensee within the scope of the licenses granted under Section 2 of this Agreement.

8.9 As of the Effective Date of this Agreement, the patent license agreement between IBM and READ-RITE dated as of October 1, 1986 (the "Prior Agreement") is terminated, and this Agreement supersedes the Prior
Agreement and all other license agreements and amendments to such agreements between the parties which relate to the subject matter of this Agreement, however if READ-RITE's license under this Agreement is terminated, READ-RITE's license under the Prior Agreement shall be reinstated under the terms and conditions of the Prior Agreement.

8.10 This Agreement shall not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party. NO amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid.

8.11 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. However, if the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

8.12 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York, USA, as such law applies to contracts signed and fully performed in New York.

8.13 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

//

        This Agreement embodies the entire understanding of the parties with respect to the Licensed Patents, and replaces any prior oral or written communications and between them.

Agreed to:                          Agreed to:

READ-RITE CORPORATION               INTERNATIONAL
                                    BUSINESS
                                    MACHINES


By:                                  By:
        R. S. Jackson                M.C. Phelps Jr.
        Vice President Business      Vice President
        Development & General
        Counsel




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